EXHIBIT 99.1

News Release

Contact:	Garland W. Koch Chief Financial Officer United PanAm Financial Corp. 949.224.1917 e-mail: gwkoch@upfc.com Cecilia A. Wilkinson Pondel /Wilkinson Group 310.207.9300 e-mail: investor@pondel.com

FOR IMMEDIATE RELEASE

UNITED PANAM FINANCIAL CORP ANNOUNCES THIRD QUARTER RESULTS AND

CHANGE IN ACCOUNTING ESTIMATE.

Newport Beach, California October 22, 2003 – United PanAm Financial Corp. (NASDAQ:UPFC) today announced results for its third quarter ended September 30, 2003 including a change in an accounting estimate.

For the quarter ended September 30, 2003 the Company reported net income of $691,000, equal to $0.04 per diluted share, compared to net income of $3.34 million or $0.19 per diluted share for the same period a year ago. The most significant impact on the quarterly results was an increase in the provision for loan losses. In arriving at the Company’s accounting estimate relative to the allowance for loan losses discussed below, the third quarter 2003 provision of $9.7 million includes a charge related to a change in the expected charge off period from 6 to 12 months.

“The change to increase the expected charge off period from 6 to 12 months was not a result of any portfolio performance issue, but rather was based on recent guidance from the OTS”, said Guillermo Bron, Chairman of the Board and Chief Executive Officer. “Our philosophy of controlled growth with strong underwriting and portfolio control continues to generate positive results. Quarterly results show strong growth in assets, revenue and net interest income. Portfolio performance also improved with a decrease in charge off levels during the third quarter and the 9 months ended September 30, 2003 as compared to the prior periods.”

Based on consultation with the Office of Thrift Supervision (the “OTS”), the Company previously announced that, commencing January 1, 2003, it would begin to allocate the purchase price entirely to auto contracts and unearned income at the date of purchase. The unearned income would be accreted as an adjustment to yield over the life of the contract and an allowance for loan losses would be established through provisions for losses recorded in income as necessary to provide for estimated contract losses at each reporting date.

Based on the OTS’ guidance, the Company made its allowance estimates for loans purchased after January 1, 2003 utilizing estimated net charge offs for the next 6 months. The six month estimate took into consideration the Company’s historical experience which indicated that the average time from the occurrence of a loss event to realization of that loss is approximately 3 months. The Company believed this 6 month estimate was an adequate allowance in light of historical experience, management’s assessment of the credit risk inherent in the portfolio, prior loss experience, the levels and trends of non-performing loans, current and prospective economic conditions and other factors.

In the third quarter of 2003, the OTS recommended the Company change its estimate to maintain an allowance for auto loans purchased after January 1, 2003 to cover estimated charge offs for the next 12 months instead of the next 6 months. The OTS’ recommendation was based on its interpretation that a 1993 Interagency Policy Statement requires a minimum of 12 months of estimated charge offs.

Based upon the revised OTS guidance, the Company changed its allowance estimate which is included in the provision for loan losses of $9.7 million for the 3rd quarter. The impact of the revised OTS guidance was to increase the third quarter provision for loan losses by approximately $6.4 million (approximately $3.8 million after tax or $0.20 per diluted share).

The increase to 12 months will result in higher levels of allowances on new auto contracts purchased in the future, thereby decreasing earnings by the amount of the increased level of allowance.

Based on the impact of the change in accounting estimate, the Company has lowered performance targets through December 31, 2004. The Company now estimates that earnings targets for the fourth quarter 2003, adjusted to reflect the impact of the change in accounting estimate, will be approximately $0.24 per diluted share. Therefore, earnings for the full 12 months ending December 31, 2003 are estimated to be $0.73 per diluted share. Performance targets for the 12 months ending December 31, 2004 are estimated to be in the range of $1.12—$1.20 per diluted share, based upon revised quarterly target ranges for 2004 of $0.22—$0.24 per diluted share during the first quarter, $0.27—$0.29 per diluted share during the second quarter, $0.29—$0.31 per diluted share during the third quarter and $0.34—$0.36 during the fourth quarter of 2004. The Company has not published earnings estimates in the past and is only doing so at this time to clarify the impact of the OTS’ guidance on the Company’s change in accounting estimate.

Other key performance items for the quarter were:

•	Net interest income for the third quarter of 2003 rose 53% to $20.91 million from $13.63 million in the third quarter of 2002.

•	For the nine months ended September 30, 2003, the Company reported net income of $8.71 million, equal to $0.48 per diluted share, compared to net income of $9.03 million or $0.51 per diluted share for the comparable period a year ago.

•	Net interest income for the first nine months of 2003 increased 43% to $54.42 million from $38.10 million for the first nine months of 2002.

•

The Company purchased $114 million of gross auto loans, including unearned interest, during the third quarter of 2003 representing a 36% increase over the third quarter of 2002. Auto loans outstanding totaled $383.2 million at September 30, 2003 a 39% increase over September 30,

2002. The growth in auto loans is the result of planned expansion of the branch network throughout the country and portfolio growth at the branch level. During the third quarter of 2003, the Company opened 3 new auto loan branches bringing our total to 65 branches in 25 states. The Company will continue its philosophy of controlled expansion of the auto finance branch network and plans to open an additional 5 branches before year-end.

•	Delinquency over 30 days amounted to 0.67% of auto loans at September 30, 2003 compared with 0.65% for the comparable period in 2002. Charge offs amounted to 5.77% for the three months ended September 30, 2003 compared with 6.20% for the three months ended September 30, 2002 and 5.53% for the first nine months of 2003 compared to 6.17% during the comparable nine-month period in 2002.

United PanAm Financial Corp., a specialty financial company, originates and acquires for investment, retail automobile installment sales contracts and insurance premium finance contracts. Its principal operating units included Pan American Bank, FSB, the largest Hispanic-controlled savings association in California, with over $1.5 billion in assets at September 30, 2003, United Auto Credit Corporation with 65 offices in 25 states, and the insurance premium finance division, which is the largest non-insurance provider of financing for insurance premiums in California.

Any statements set forth above that are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act (“SLRA”) of 1995, including statements concerning the company’s operating results, level of allowance for loan losses, strategies, plans, objectives and intentions. Such statements are subject to a variety of estimates, risks and uncertainties, known and unknown, which may cause the company’s actual results to differ materially from those anticipated in such forward-looking statements. Potential risks and uncertainties include, but are not limited to, such factors as limited operating history, the impaired or limited credit history of the company’s borrowers, the availability of additional financing, the concentration of the Bank’s business in California, rapid growth of the company’s businesses, the reliance on the company’s systems and controls and key employees, fluctuations in market rates of interest, general economic conditions, the effects of accounting changes and other risks, certain of which are detailed from time to time in the company’s filings with the United States Securities and Exchange Commission.

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Editors Note:    Three pages of selected financial data follows.

United PanAm Financial Corp. and Subsidiaries

Consolidated Statements of Financial Condition

(Unaudited)

(Dollars in thousands)	September 30, 2003	December 31, 2002
Assets

Cash and due from banks	$9,266	$9,964
Short term investments	24,690	3,590

Cash and cash equivalents	33,956	13,554
Securities available for sale, at fair value	1,047,989	603,268
Loans	427,775	331,257
Less unearned discount	(11,815)	—
Less allowance for loan losses	(21,099)	(23,179)

Loans held for sale	394,861	308,078
Premises and equipment, net	2,984	2,700
Federal Home Loan Bank stock, at cost	11,456	1,675
Accrued interest receivable	1,846	1,880
Other assets	16,898	20,131

Total assets	$1,509,990	$951,286

Liabilities and Shareholders’ Equity

Deposits	$476,966	$468,458
Repurchase Agreements	923,685	384,624
Accrued expenses and other liabilities	11,399	8,545

Total liabilities	1,412,050	861,627

Common stock (no par value):
Authorized, 30,000,000 shares
Issued and outstanding, 15,897,267 at September 30, 2003 and 15,836,725 at December 31, 2002	65,128	64,957
Retained earnings	32,521	23,814
Unrealized gain on securities available for sale, net	291	888

Total shareholders’ equity	97,940	89,659

Total liabilities and shareholders’ equity	$1,509,990	$951,286

(more)

United PanAm Financial Corp. and Subsidiaries

Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share data)	Three Months Ended September 30		Nine Months Ended September 30,
	2003	2002	2003	2002
Interest Income
Loans	$22,708	$15,080	$59,484	$42,197
Securities	4,009	3,816	11,839	9,598

Total interest income	26,717	18,896	71,323	51,795

Interest Expense
Deposits	3,399	3,503	10,635	9,850
Federal Home Loan Bank advances	—	38	—	823
Repurchase Agreements	2,409	1,724	6,266	3,025

Total interest expense	5,808	5,265	16,901	13,698

Net interest income	20,909	13,631	54,422	38,097
Provision for loan losses	9,674	51	12,304	234

Net interest income after provision for loan losses	11,235	13,580	42,118	37,863

Non-interest Income
Net gain on sale of securities	87	210	402	271
Service charges and fees	204	199	651	587
Loan related charges and fees	70	75	231	231
Other income	196	35	1,264	91

Total non-interest income	557	519	2,548	1,180

Non-interest Expense
Compensation and benefits	6,762	5,146	19,250	14,926
Occupancy	1,128	939	3,266	2,709
Other	2,736	2,508	7,527	6,829

Total non-interest expense	10,626	8,593	30,043	24,464

Income before income taxes and cumulative effect of change in accounting principle	1,166	5,506	14,623	14,579

Income taxes	475	2,171	5,916	5,659

Income before cumulative effect of change in accounting principle	691	3,335	8,707	8,920

Cumulative effect of change in accounting principle net of tax	—	—	—	106

Net income	$691	$3,335	$8,707	$9,026

Earnings per share-basic:
Income before cumulative effect of change in accounting principle	$0.04	$0.21	$0.55	$0.57

Cumulative effect of change in accounting principle	—	—	—	0.01

Net income	$0.04	$0.21	$0.55	$0.58

Weighted average shares outstanding	15,892	15,607	15,879	15,583

Earnings per share-diluted:
Income before cumulative effect of change in accounting principle	$0.04	$0.19	$0.48	$0.50

Cumulative effect of change in accounting principle	—	—	—	0.01

Net income	$0.04	$0.19	$0.48	$0.51

Weighted average shares outstanding	19,043	17,649	18,254	17,500

(more)

Selected Financial Data

(Unaudited)

(Dollars in thousands)	At or For the Three Months Ended		At or For the Nine Months Ended
	September 30 2003	September 30 2002	September 30 2003	September 30, 2002
Automobile Finance Data
Gross contracts purchased	$114,082	$83,651	$336,971	$232,622
Contracts outstanding, net	383,185	275,823	383,185	275,823

Allowance for credit losses to total loans	5.43%	7.65%	5.43%	7.65%
Unearned discount on loans to total loans	3.08%	—%	3.08%	—%

Annualized net charge-offs to average contracts(1)	5.77%	6.20%	5.53%	6.17%
Delinquencies (% of net contracts)
31-60 days	0.41%	0.39%	0.41%	0.39%
61-90 days	0.18%	0.17%	0.18%	0.17%
90+ days	0.08%	0.09%	0.08%	0.09%

Insurance Premium Finance Data
Loans originated	$32,013	$25,676	$86,752	$84,021
Loans outstanding at period end	44,537	40,628	44,537	40,628
Allowance for loan losses	(289)	(508)	(289)	(508)
Annualized net charge-offs to average loans(1)	0.19%	0.66%	0.30%	0.73%
Allowance for credit losses to total loans	0.65%	1.25%	0.65%	1.25%

Other Data
Return on average assets(1)	0.19%	1.50%	0.93%	1.62%
Return on average shareholders’ equity(1)	2.78%	16.16%	12.23%	15.15%

Retail deposits	$340,723	$310,412	$340,723	$310,412
Brokered deposits	136,243	132,205	136,243	132,205
Weighted average interest rate on deposits	2.75%	3.29%	2.75%	3.29%

Consolidated capital to assets ratio	6.49%	9.22%	6.49%	9.22%
Pan American Bank capital ratios:
Tangible	6.46%	8.16%	6.46%	8.16%
Core	6.46%	8.16%	6.46%	8.16%
Risk-based	18.82%	18.85%	18.82%	18.85%

(1)	Quarterly information is annualized for comparability with full year information.